Exhibit 10.71
AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is by and between Gap Inc. (“Gap”) and Art Peck (“Peck”).

1.
Gap and Peck entered into an Agreement for Post-Termination Benefits (“Severance Agreement”), dated June 2, 2017, which provides certain specified severance compensation and benefits (“Severance”) in the event of Peck’s termination. Company will terminate the employment of Peck on November 15, 2019. Peck’s Separation from Service, as that term is defined in the Severance Agreement, is November 15, 2019. Therefore, Peck is eligible for Severance, as long as certain conditions in the Severance Agreement are met, including Peck’s execution of the release below.

2.	Gap agrees to provide clarification to Peck regarding certain terms in the Severance Agreement under sub (1) of the Severance Agreement:

a.	The term, “employment and professional relationship,” does not apply to passive investments.

b.
The term, “employment and professional relationship with a competitor,” does not apply to work for a private equity firm that may have apparel holdings but where Peck’s work does not involve a competitor.

3.	In consideration of the promises that Gap makes, Peck agrees as follows:

a.
Peck hereby acknowledges that during his tenure as CEO, he has taken no action in violation of the Gap Code of Business Conduct and specifically has not participated in any business venture that is competitive with Gap. Peck acknowledges that Gap’s determination of Peck’s eligibility for Severance under the Severance Agreement is predicated on Peck’s assertion.

b.
Peck hereby acknowledges that under the terms of the Severance Agreement, he is not eligible for Severance if he accepts employment or a professional relationship with a competitor, as that term is defined in the Separation Agreement. Further, Peck acknowledges that any compensation received from a non-competitor will reduce the amount of Severance Peck receives. Therefore, Peck agrees that he will timely inform Gap of any such employment or professional relationship with a competitor, or any compensation received from a non-competitor. Any failure to inform Gap of such employment or professional relationship will be deemed a breach of this Agreement and will result in the immediate cessation of any Severance and the return of any Severance that was received as a result of Peck’s failure to inform.

c.
Peck hereby releases and forever discharges Gap, its subsidiaries, affiliates, officers, directors, agents and employees, from any and all claims, liabilities and obligations, of every kind and nature, whether now known or unknown, suspected or unsuspected, which Peck ever had, or now has, with the exception of claims that cannot be legally waived. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including but not limited to, Title VII of the Civil Rights

Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code. Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.”

This is a legally binding release. Peck is advised to consult with an attorney prior to signing this Agreement. Peck has more than 21 days to consider this Agreement. Peck must return this signed Agreement to Gap by December 2, 2019. Within seven days of signing this Agreement, Peck may revoke this Agreement by notifying Gap in writing that Peck revokes it, in which case this Agreement shall have no effect.

AGREED:

/s/ Art Peck	11/27/2019
Art Peck	Date

/s/ Julie Gruber	12/2/2019
Gap Inc.	Date
By: Julie Gruber, Executive Vice President